Exhibit 2.2


                    AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement") dated as of October _____, 1997, is made by and among Midcoast Energy Resources, Inc., a Nevada corporation ("Midcoast"), Republic Gas Partners, L.L.C., a Delaware limited liability company ("Republic Gas"), Cortez Natural Gas, Inc., a Texas corporation ("Cortez"), Republic Gas Corp., a Texas corporation ("RGC"), and Riverbend Gas Company, a Delaware corporation ("Riverbend"). Cortez, RGC and Riverbend are sometimes hereinafter collectively referred to as the "Republic Gas Owners".

W I T N E S S E T H:
WHEREAS, Republic Gas Partners, L.L.C. is a limited liability company taxed as a corporation, and is owned by Cortez Natural Gas, Inc., Republic Gas Corp. and Riverbend Gas Company; Republic Gas Partners, L.L.C. owns all of the issued and outstanding shares of stock of the following Delaware corporations:
Mid Louisiana Gas Company; Mid Louisiana Marketing Company; Mid Louisiana Gas Transmission Company; and MIDLA Energy Services Company (collectively, the "Midla Subsidiaries"); and
WHEREAS, Republic Gas Partners, L.L.C. and its owners, Cortez Natural Gas, Inc., Republic Gas Corp. and Riverbend Gas Company, desire to merge Republic Gas Partners, L.L.C. with and into Midcoast Energy Resources, Inc., with Midcoast Energy Resources, Inc. as the surviving entity, subject to the terms and conditions of this Agreement; and WHEREAS, Midcoast Energy Resources, Inc. desires for Republic Gas Partners, L.L.C. to merge with and into Midcoast Energy Resources, Inc., with Midcoast Energy Resources, Inc. as the surviving corporation, subject to the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, all of the aforenamed parties to this Agreement (hereinafter sometimes collectively referred to as the "Parties" and individually as a "Party"), hereby agree as follows:

Article I.
MERGER
  1.1  Merger
Subject to the terms of this Agreement, at the Closing (as hereinafter defined), Midcoast and Republic Gas shall duly execute, and Midcoast shall promptly file with the Secretary of State of the State of Nevada, articles of merger, inclusive of a plan of merger, consistent with the provisions of this Agreement, whereby Republic Gas is merged with and into Midcoast, with Midcoast as the surviving entity, and the separate existence of Republic Gas shall cease. At the Closing, the effect of the merger shall be as provided under the Nevada Revised Statutes Title 7 and the Delaware Limited Liability Company Act. At the Closing, by virtue of the merger and without any action on the part of Midcoast, Republic Gas or the Republic Gas Owners, the outstanding membership interests of Republic Gas shall be converted into the right to receive that portion of the consideration under Section 1.2 as provided therein. Without limiting the generality of the foregoing, as of the effective time of the merger: (a) all property, rights, privileges, policies and franchises of Republic Gas and Midcoast, together with all causes of action, proceedings and claims of Republic Gas and Midcoast, shall vest in Midcoast (and to the extent any of the foregoing are not vested by operation of law the same shall thereupon be deemed automatically assigned by Republic Gas to Midcoast without further act or deed) and all debts, liabilities and duties of Republic Gas and Midcoast shall become the debts, liabilities and duties of Midcoast as the surviving corporation of the merger; and (b) the Articles of Incorporation and Bylaws of Midcoast, as in effect immediately prior to the Closing, shall remain its Articles of Incorporation and Bylaws thereafter, unless and until amended in accordance with their terms and as provided by law.

 1.2  Consideration to the Republic Gas Owners
Subject to the terms of this Agreement, at the Closing, Midcoast shall:
  (a)issue and deliver collectively to the Republic Gas Owners:
  (i)350,000 shares of common stock, par value $.01 per share, of Midcoast (the "Midcoast Common Stock"), in the respective share amounts set forth opposite the respective Republic Gas Owners names as designated in writing by the Republic Gas Owners to Midcoast prior to Closing;
 (ii)Warrants in the form of Exhibit B and Exhibit C (the "Warrants") to purchase 25,000 and 100,000 shares of Midcoast Common Stock, respectively, in the respective amounts set forth opposite the respective Republic Gas Owners names as designated in writing by the Republic Gas Owners to Midcoast prior to Closing; and
  (b)pay to the Republic Gas Owners, in the amounts as designated in writing by the Republic Gas Owners to Midcoast prior to Closing, by wire transfer pursuant to the wiring instructions set forth on Exhibit A, a cash sum of money equal to the difference between (A) three million two hundred ten thousand dollars ($3,210,000) and (B) the total amount, if any, that the indebtedness (principal and accrued interest) of Republic Gas and the Midla Subsidiaries to Union Bank (as defined herein) is in excess of nineteen million one hundred twenty thousand dollars ($19,120,000) on the Closing Date (the "Preliminary Cash Consideration"), subject however, to the post closing adjustment provided for under Sections 1.3 and 1.4 of this Agreement.
   1.3  Adjustments to the Preliminary Cash Consideration
The Preliminary Cash Consideration shall be adjusted as follows:
  (a)If the Working Capital (as defined below) of Republic Gas and the Midla Subsidiaries on the Determination Date (as defined below) is less than one dollar ($1.00), downward by an amount equal to such deficiency; and
  (b)If the Working Capital of Republic Gas and the Midla Subsidiaries on the Determination Date is greater than one dollar ($1.00), upward by an amount equal to such excess;
The "Determination Date" as used herein shall mean the last day of the month which is closest to the Closing Date. "Working Capital" as used herein shall mean the positive or negative difference between current assets and current liabilities, as determined in accordance with generally accepted accounting principles, excluding however, (i) all indebtedness (principal and accrued interest and any other fees) owing to Union Bank by Republic Gas and its affiliates, and (ii) the receivable from Coho Energy, Inc. ("Coho") under
Section 3 of the Stock Purchase Agreement, dated April 3, 1996 between Republic Gas, Coho, and Interstate Natural Gas Company (regardless of how Republic Gas accounts for such item), as finally determined pursuant to
Section 1.4. The Midcoast Value (as defined below) shall be paid by the appropriate Party to the other Party within three (3) business days of its determination under Section 1.4(a) in immediately available funds by wire transfer, and the final amount owing under this provision (the difference between (a) the Midcoast Value and (b) the agreed Working Capital number or Actual Value) by any Party by reason of the adjustment to the Preliminary Cash Consideration as determined pursuant to Section 1.4(a) and (b) shall be paid in immediately available funds by wire transfer or other means within three
(3) business days after such determination has been made. For purposes of the determination of Working Capital, the Parties agree that the items listed on
Schedule 1.3 shall not be included in the calculation of Working Capital. 1.4Working Capital Determination
  (a)Within sixty (60) days after the Closing Date, Midcoast shall prepare and deliver to Republic Gas Owners a draft consolidated balance sheet for Republic Gas and Midla Subsidiaries as of 7:00 a.m. Central Time on the Determination Date (the "Draft Closing Date Balance Sheet"). The Draft Closing Date Balance Sheet will be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the preparation of the consolidated balance sheet of Republic Gas and the Midla Subsidiaries attached hereto as Schedule 2.8, and shall have a schedule calculating the Working Capital (the "Midcoast Value").
  (b)If the Republic Gas Owners have any objections to the Draft Closing Date Balance Sheet and the Midcoast Value calculation, they shall deliver a detailed statement describing their objections to Midcoast within thirty (30) days after receiving the Draft Closing Date Balance Sheet and the Midcoast Value calculation (the Republic Gas determination of Working Capital shall be called the "Republic Gas Value"). The Republic Gas Owners and Midcoast shall use reasonable efforts to resolve any such objections themselves. If they do not resolve such objection within thirty (30) days after Republic Gas Owners have delivered their statement of objections, Midcoast and Republic Gas Owners shall select an accounting firm mutually acceptable to them which shall resolve any remaining objections. If they are unable to agree on the choice of an accounting firm, they shall select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms), which such selection shall occur no later than ten (10) days following the expiration of the foregoing thirty (30) day time period. The determinations made by the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the Parties (the "Actual Value"). The Actual Value as determined by the accounting firm shall be delivered to the Parties by the selected accounting firm no later than thirty
(30) days following its selection. Midcoast shall revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.4.
  (c)In the event Midcoast and the Republic Gas Owners submit any unresolved objections to an accounting firm for resolution as provided in Section 1.4(b) above, they shall share responsibility for the fees and expenses of the accounting firm as follows:
  (i)if the accounting firm resolves all of the unresolved objections in favor of Midcoast, the Republic Gas Owners shall be responsible for all of the fees and expenses of the accounting firm;
 (ii)if the accounting firm resolves all of the unresolved objections in favor of the Republic Gas Owners, Midcoast shall be responsible for all of the fees and expenses of the accounting firm;
(iii)if the accounting firm resolves some of the unresolved objections in favor of Midcoast and the rest of the unresolved objections in favor of the Republic Gas Owners, Midcoast shall be responsible for the fraction of the fees and expenses of the accounting firm equal to (x) the difference between the Actual Value and the Midcoast Value, divided by (y) the difference between the Republic Gas Value and the Midcoast Value.
Example #1:
If the Midcoast Value is 100, the Actual Value is 125, and the Republic Gas Value is 175, then Midcoast shall pay 25/75 or 1/3 of the fees and expenses of the accounting firm, and the Republic Gas Owners shall pay the remaining 2/3.
         125-100=25or1/3
         175-10075
Example #2:
If the Midcoast Value is 50, the Actual Value is 150, and the Republic Gas Value is 200, then Midcoast shall pay 100/150 or 2/3 of the fees and expenses of the accounting firm, and the Republic Gas Owners shall pay the remaining 1/3.
          150-50=100or2/3
          200-50150
  (d)Midcoast shall make the books and records of Republic Gas and the Midla Subsidiaries available for inspection, review and copying to the Republic Gas Owners and their accountants and other representatives. Midcoast shall cooperate with the Republic Gas Owners and will make the work papers and backup materials used in preparing the Draft Closing Date Balance Sheet available to the Republic Gas Owners and their accountants and other representatives, in each case at reasonable times and upon reasonable notice at any time during (A) the preparation by Midcoast of the Draft Closing Date Balance Sheet, (B) the review by the Republic Gas Owners of the Draft Closing Date Balance Sheet, and (C) the resolution by the Parties of any objections thereto.
  1.5Tax and Accounting Treatment
The parties hereto acknowledge and agree that the merger contemplated hereby shall be treated for accounting purposes as a purchase and for tax purposes as a tax-free reorganization under Section 368 of the Code and agree to take all actions necessary to cause such treatment to occur.
  1.6Procedures at the Closing
At the Closing, the Parties agree that the following shall occur:
  (a)Republic Gas and the Republic Gas Owners shall have satisfied each of the conditions set forth in Section 7.1 and shall deliver to Midcoast the documents and certificates required by Section 7.1.
  (b)Midcoast shall have satisfied each of the conditions set forth in
Section 7.2 and shall deliver to Republic Gas and Republic Gas Owners the documents and certificates required by Section 7.2.
  1.7Short Period Tax Returns
After the Closing, the Parties agree that the Republic Gas Owners shall, with the cooperation and assistance of Midcoast and the employees of the Midla Subsidiaries (at no cost to the Republic Gas Owners), prepare and file, at the cost and expense of the Republic Gas Owners, all federal, state and other tax returns due for Republic Gas and the Midla Subsidiaries for all fiscal periods from April 1, 1996 and ended on or before the Closing Date. Midcoast shall provide access to all books and records of Republic Gas and the Midla Subsidiaries to facilitate the preparation of such tax returns, and shall keep and maintain such information until the applicable statute of limitations with respect to such returns has expired.
Article II
REPRESENTATIONS AND WARRANTIES OF THE REPUBLIC GAS OWNERS
All of the following representations and warranties in this Article II are made by Cortez to Midcoast, to the best of Cortez's knowledge and belief, after due inquiry. With respect to the representations and warranties set forth in Sections 2.8 through 2.19, in addition to being to the best of Cortez's knowledge and belief, after due inquiry, such representations and warranties are only applicable and shall be strictly limited to any events, actions or circumstances or other items requiring disclosure which relate solely to Republic Gas' ownership of the Midla Subsidiaries which is April 3,1996 through the date of this Agreement (the "Ownership Period"), and except as otherwise made as of a specific date; it being the intent of the Parties that such representations and warranties shall only cover the time period of Republic Gas' ownership of the Midla Subsidiaries and as otherwise limited by reference to a specific date, and shall not cover any events, actions, contracts, accounting issues, litigation, regulatory or any other issues which are the subject of the following representations and warranties existing, occurring or relating to the time period prior to Republic Gas' acquisition of the Midla Subsidiaries on April 3, 1996.
  2.8Corporate Status
Republic Gas, the Republic Gas Owners, and the Midla Subsidiaries are a limited liability company or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the state of their respective organization and have the requisite power and authority to carry on their business as now being conducted. The Midla Subsidiaries are wholly owned subsidiaries of Republic Gas. Republic Gas and the Midla Subsidiaries are legally qualified to do business as a foreign corporation in each of the jurisdictions where the nature of their properties and the conduct of their business require such qualification, and are in good standing in each of the jurisdictions in which they are so qualified. There is no pending or, to the knowledge of Republic Gas Owners, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Republic Gas or any of the Republic Gas Owners or Midla Subsidiaries.
  2.9Power and Authority
Republic Gas and each of the Republic Gas Owners have the power and authority to execute and deliver this Agreement to perform their obligations hereunder and to consummate the transactions contemplated hereby. Republic Gas and the Republic Gas Owners have taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.
 2.10Enforceability
This Agreement has been duly executed and delivered by Republic Gas and each of the Republic Gas Owners, and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.
 2.11Capitalization
  (a)Schedule 2.4 sets forth, as of the date hereof, with respect to Republic Gas, (i) the number of authorized membership interests (hereinafter referred to as shareholder interests), and (ii) the number of issued and outstanding shareholder interests. All of the issued and outstanding shareholder interests of Republic Gas have been duly authorized and validly issued and are fully paid and non-assessable. No preemptive rights or rights of first refusal exist with respect to the shareholder interests of Republic Gas and no such rights arise or become exercisable by virtue of or in connection with the transactions contemplated hereby, except as provided in the Amended and Restated Regulations of Republic Gas. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Republic Gas to issue or sell any shareholder interests (or securities convertible into or exchangeable for shareholder interests). Except as provided in the Amended and Restated Regulations of Republic Gas, there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the shareholder interests of Republic Gas.
  (b)Schedule 2.4 sets forth, as of the date hereof, with respect to each of the Midla Subsidiaries (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, and (iii) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of each of the respective Midla Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of the Midla Subsidiaries and no such rights arise or become exercisable by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Midla Subsidiaries to issue or sell any shares of their capital stock (or securities convertible into or exchangeable for shares of their capital stock). There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Midla Subsidiaries.
 2.12Shareholders of Republic Gas
Schedule 2.5 sets forth, with respect to Republic Gas, the name, address and federal taxpayer identification number of, each of the shareholders of record as of the close of business on the date of this Agreement. The Republic Gas Owners constitute all of the holders of all issued and outstanding shareholder interests of Republic Gas, and except as set forth on Schedule 2.5, all of such shareholder interests are free and clear of all liens, security interests, restrictions and claims of any kind.
 2.13No Violation
Except as set forth in Schedule 2.6, the execution and delivery of this Agreement by Republic Gas and the Republic Gas Owners, the performance by each of Republic Gas and the Republic Gas Owners of their obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (a) contravene any provision of the regulations, or other organizational or governing documents of any of them, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award which is either applicable to, binding upon or enforceable against Republic Gas or the Republic Gas Owners, (c) conflict with, result in any breach of, or constitute a default (or an event which would with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any contract which is applicable to, binding upon or enforceable against Republic Gas or the Republic Gas Owners, (d) result in or require the creation or imposition of any lien, security, interest or other encumbrance upon or with respect to any of the properties or assets of Republic Gas or any Republic Gas Owner, (e) give to any individual or entity a right or claim against Republic Gas or any Republic Gas Owner, or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other person, except any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any Securities and Exchange Commission ("SEC") and other filings required to be made by Midcoast.
 2.14Subsidiaries
Except as set forth on Schedule 2.7, and except for the Midla Subsidiaries, Republic Gas does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture, or other business entity.
 2.15Financial Statements
The Republic Gas Owners have delivered to Midcoast copies of the following consolidated financial statements of Republic Gas and the Midla Subsidiaries attached hereto as Schedule 2.8:
  (1)Consolidated Balance Sheet (audited) as of December 31, 1996;
  (2)Consolidated Statement of Income (audited) for the period from inception (March 1, 1996) through December 31, 1996;
  (3)Consolidated Statement of Members' Equity (audited) for the period from inception (March 1, 1996) through December 31, 1996;
  (4)Consolidated Statement of Cash Flows (audited) from the period of inception (March 1, 1996) through December 31, 1996;
  (5)Consolidated Balance Sheet (unaudited) as of July 31, 1997;
  (6)Consolidated Statement of Members' Equity (unaudited) for the period from January 1, 1997 through July 31, 1997;
  (7)Consolidated Statement of Cash Flows (unaudited) for the period from January 1, 1997 through July 31, 1997; and
  (8)Consolidated Statement of Income (unaudited) for the period from January 1, 1997 through July 31, 1997.
The audited financial statements have been prepared in accordance with generally accepted accounting principles and present fairly the financial condition of Republic Gas and the Midla Subsidiaries as of their respective dates and the unaudited financial statements reflect all adjustments, which were of a normal recurring nature, however, certain information and footnote disclosures, including significant accounting policies, normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The related consolidated balance sheets, statements of income, members' equity and cash flows present fairly the results of Republic Gas and the Midla Subsidiaries' operations for the periods covered. Except as and to the extent (1) reflected or reserved against in these financial statements, (2) disclosed in one or more of the Exhibits or Schedules to this Agreement, or (3) of liabilities and obligations incurred in the ordinary course of business since December 31, 1996, or as otherwise reflected in the foregoing unaudited financial statements, none of Republic Gas and the Midla Subsidiaries, as of the date of this Agreement, has any material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which should be reflected as a liability on these financial statements under generally accepted accounting principles consistently applied.
 2.16Liabilities
The Republic Gas Owners have delivered to Midcoast an accurate list, attached hereto as Schedule 2.9, of all liabilities of Republic Gas and each of the Midla Subsidiaries, which were incurred or have arisen during the Ownership Period and which are outstanding as of July 31, 1997, in excess of fifteen thousand dollars ($15,000), whether absolute, accrued, contingent, or otherwise.
 2.17Leases
The Republic Gas Owners have delivered to Midcoast a list and description, attached hereto as Schedule 2.10, accurate and complete as of July 31, 1997, of all leases of real property and personal property entered into during the Ownership Period by Republic Gas and the Midla Subsidiaries and which have not otherwise been terminated or expired, of a cumulative future obligation of fifteen thousand dollars ($15,000) or more. All of said leases are in full force and effect and are valid agreements between the parties to them.
 2.18Financial Instruments
The Republic Gas Owners have delivered to Midcoast a list, attached hereto as
Schedule 2.11, accurate and complete as of the date of this Agreement, setting forth as to Republic Gas and each of the Midla Subsidiaries the following items which have occurred during the Ownership Period and which are still outstanding: (1) a description of all open commodity futures contracts, options, puts, derivatives and other financial instruments owned or held by each of them, (2) the date of its purchase, (3) its purchase price, (4) its market price as of the date of this Agreement, (5) its expiration date, and
(6) the particular physical transaction or contract(s) as to which it is being utilized as a hedge, if applicable.
 2.19Contracts
The Republic Gas Owners have delivered to Midcoast a list, attached hereto as
Schedule 2.12, accurate and complete as of July 31, 1997, of the following executory contracts: gas purchase contracts, gas sales contracts, gas storage contracts, gas transportation contracts, employment contracts, employee benefit plans and policies, and all other contracts of any nature whatsoever providing for an obligation against, or a benefit to, Republic Gas or any of the Midla Subsidiaries of fifteen thousand dollars ($15,000) or more (although contracts with no fixed value of obligation or benefit are also listed) which were entered into by Republic Gas or any of the Midla Subsidiaries during the Ownership Period. Except as set forth on Schedule 2.12, none of these contracts obligates Republic Gas or any of the Midla Subsidiaries by virtue of a prepayment arrangement, a "take-or-pay" arrangement or any other arrangement, to transport or deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor, or to pay for hydrocarbons or their transportation without then receiving such hydrocarbons. Except as stated on Schedule 2.12 attached hereto, Republic Gas and the Midla Subsidiaries have performed in all material respects all obligations under all these contracts that required performance on or before the date of this Agreement and they have not received any written notice from any other party indicating any intent to rescind or dishonor any provisions of these contracts, to curtail future gas purchases or gas sales, to reduce gas consumption, or to close any facilities.
 2.20Litigation
Except as set forth on Schedule 2.13 attached hereto, there are no pending suits, actions or proceedings against or involving any of Republic Gas or the Midla Subsidiaries, and there are no investigations or threatened suits, actions or proceedings against or involving Republic Gas or any of the Midla Subsidiaries, which arose during the Ownership Period, and there are no violations of laws, rules or orders of governmental authority during the Ownership Period which might reasonably be expected to give rise to a suit, action or proceeding against or involving Republic Gas or any of the Midla Subsidiaries.
 2.21Tax Returns
Except as set forth on Schedule 2.14, Republic Gas and each of the Midla Subsidiaries have filed or will cause to be filed all requisite federal, state and other tax returns due for all fiscal periods from April 1, 1996 and ended on or before the date of the Agreement. Except as set forth on Schedule 2.14 attached hereto, there are no claims against Republic Gas or any of the Midla Subsidiaries for federal, state or other taxes for any period or periods from April 1, 1996 to and including July 31, 1997. Except only as disclosed on
Schedule 2.14 attached hereto, the amounts shown as provisions for taxes on the consolidated financial statements of Republic Gas and each of the Midla Subsidiaries delivered to Midcoast are sufficient for the payment of all taxes of all kinds for all fiscal periods ended on or before that date. Copies of the federal, state and local income tax returns of Republic Gas and each of the Midla Subsidiaries for its last three (3) fiscal years have been delivered to Midcoast.
 2.22Material Misstatements or Omissions
No statement, representation, warranty or covenant made by the Republic Gas Owners in this Agreement, or in any exhibit or schedule to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.
 2.23Investment Representation
The Republic Gas Owners are acquiring the shares and warrants of Midcoast for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act of 1933, as amended, or any applicable state securities law. The Republic Gas Owners have such knowledge and experience in business and financial affairs in general, and of the businesses of Midcoast and its subsidiaries as conducted and regulated in the states where they are located in particular, as to be capable of evaluating the merits and risks of acquiring the shares and the warrants.
 2.24Tariffs
Except as set forth in Schedule 2.17 attached hereto, to the extent that the operations of Republic Gas or any of the Midla Subsidiaries are subject to a tariff approved by FERC, those operations are in compliance with each such tariff, except where such noncompliance would not materially affect the assets, operations or financial condition of Republic Gas or any of the Midla Subsidiaries. There are no refund claims of any customers nor any refund obligations of Republic Gas or any of the Midla Subsidiaries imposed under an order issued by FERC and, except as set forth in Schedule 2.17 attached hereto, there are no facts or circumstances which might reasonably be expected to give rise to any such refund claim or refund obligation. Except as set forth in Schedule 2.17 attached hereto, there are no customer complaints pending or threatened against Republic Gas or any of the Midla Subsidiaries before FERC.
 2.25Pipeline Rights-of-Way
Republic Gas and the Midla Subsidiaries have received no notice of deficiency in any rights-of-way, licenses, leases, permits or easements with respect to the entire route of all pipelines owned and used or held for use by them in their businesses. Other than sales or assignments to their customers and among themselves, Republic Gas and the Midla Subsidiaries have not sold or assigned any rights-of-way, licenses, leases, permits or easements, in whole or in part, or any undivided interest therein, to any parties whatsoever during the Ownership Period, except as disclosed in said Schedule 2.18 attached hereto.
 2.26Gas Imbalances
Attached hereto as Schedule 2.19 is a list of all gas imbalances as of July 31, 1997 for which Republic Gas or the Midla Subsidiaries, or any of them, shall have any liability or other obligation which is not offset by a corresponding receivable. All gas imbalances through the Determination Date will be taken into account in determining the adjustment to the Preliminary Cash Consideration pursuant to Section 1.3.
 2.27No Other Representations and Warranties
Except as expressly set forth in this Article II, Cortez, Republic Gas and the Republic Gas Owners make no representation or warranty, express or implied, at law or in equity, in respect of Republic Gas or the Midla Subsidiaries, or as to any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Any disclosure provided herein to as to any particular Schedule shall be deemed made for all other applicable Schedules. All terms not otherwise defined in the Schedules, shall have the same meaning as in this Agreement.
 2.28Due Diligence
Republic Gas has conducted due diligence on Midcoast. Midcoast has provided certain information requested by Republic Gas in the course of its due diligence. Republic Gas has relied solely on its own independent investigation, information contained in filings by Midcoast under the Securities Act (as hereinafter defined) and the Exchange Act (as hereinafter defined), and Midcoast's representations and warranties in Article V herein, in determining to enter into this Agreement.
Article III
COVENANTS OF THE REPUBLIC GAS OWNERS
  3.1Covenants Prior to Closing
Continuing from the date of this Agreement to Closing or until the termination of this Agreement, the Republic Gas Owners covenant and agree that:
  (a)they will permit the officers and authorized representatives of Midcoast access to the premises and records of Republic Gas and the Midla Subsidiaries and will provide Midcoast with such additional information about the business and property of Republic Gas and the Midla Subsidiaries as Midcoast may reasonably request;
  (b)they will exercise all powers allowed them to cause Republic Gas and the Midla Subsidiaries to:
  (1)carry on their businesses as it was previous to this Agreement;
  (2)introduce no new methods of management, operation, or accounting;
  (3)maintain all property in as good condition as at the date of this Agreement, ordinary wear and tear excepted;
  (4)perform in all material respects their obligations under contracts;
  (5)maintain current insurance policies and comparable coverage; and
  (6)use reasonable efforts to preserve their organization, retain employees, and maintain business relationships; and
  (c)except for those matters listed on Schedule 3.1, they will not allow Republic Gas or any of the Midla Subsidiaries, without the prior written consent of Midcoast, to:
  (1)make any change in the articles of incorporation;
  (2)issue securities;
  (3)declare dividends or make payments to shareholders;
  (4)buy, redeem, or retire for value any shares of Republic Gas or the Midla Subsidiaries;
  (5)enter into contracts, make expenditures, or incur liabilities except in the ordinary course of business;
  (6)increase the compensation of, or award bonuses to, officers, employees, or agents;
  (7)mortgage, pledge, or otherwise encumber any property owned or acquired;
  (8)dispose of any property, except in the ordinary course of business; or
  (9)agree to merge or to consolidate with any other corporation. 3.2Nondisclosure of Confidential Information
The Republic Gas Owners acknowledge that they have access to certain confidential information of Midcoast and the subsidiaries of Midcoast, such as lists of customers and costs, that are valuable assets of Midcoast's business. The Republic Gas Owners agree, on behalf of themselves and the respective shareholders, directors, officers, employees and representatives of themselves, Republic Gas and the Midla Subsidiaries, that none of them will disclose this information to anyone except authorized representatives of Republic Gas. In the event of a breach or threatened breach by Republic Gas Owners or the shareholders, directors, officers, employees or representatives of themselves, Republic Gas and the Midla Subsidiaries of the provisions of this paragraph, Midcoast shall be entitled to an injunction restraining such party or parties from disclosing the information, except to the extent any disclosure is required pursuant to applicable law, or is otherwise available to the public. Midcoast is not prohibited from pursuing any other available remedy for such breach or threatened breach.
  3.3HSR Act Filing
The Republic Gas Owners shall promptly after the execution of this Agreement diligently seek the approval of the consummation of this Agreement by the Federal Trade Commission and the U.S. Department of Justice pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, seeking early termination of the applicable waiting period, and shall pay one-half (1/2) of the required forty-five thousand dollar ($45,000) filing fee.
  3.4Covenants After Closing
Midcoast shall, within sixty (60) days after Closing, cause audited financial statements of Republic Gas and the Midla Subsidiaries to be prepared for inclusion in Midcoast's next SEC Form 8-K filing, covering the twelve month periods ending on December 31, 1995 and December 31, 1996, and December 31, 1994, if required, and unaudited financial statements on said entities for the nine month period ending on September 30, 1997. Republic Gas Owners shall pay the cost of the foregoing described audit, up to a maximum amount of $50,000.
  3.5Further Assurances
The Republic Gas Owners shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.
  3.6Cooperation
The Republic Gas Owners agree to cooperate with Midcoast in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement and to use reasonable commercial efforts to overcome any objections by any governmental authority to any such transactions.
  3.7Other Actions
The Republic Gas Owners shall use their reasonable commercial efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions set forth in
Article VII to be satisfied and to consummate and make effective the transactions contemplated herein, including, without limitation, using reasonable commercial efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any governmental authority as are necessary for the consummation of the transactions contemplated hereby. The Republic Gas Owners shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby.
Article IV
INDEMNITY OBLIGATIONS
  4.8Indemnity Obligations
  (a)Cortez agrees that it will indemnify Midcoast, its subsidiaries and affiliates (inclusive of the Midla Subsidiaries) after the Closing against:
  (i)all federal, state or local tax liability (offset by any tax benefit) with respect to Republic Gas or any of the Midla Subsidiaries which accrued between April 1, 1996 and the Closing Date (whether or not then due and payable), which is not expressly reserved for on the Consolidated Balance Sheet attached hereto as Schedule 2.8, or otherwise reflected in the adjustment made to the Preliminary Cash Consideration under Section 1.3 of this Agreement;
      (ii)all liabilities of and claims of and claims against Republic Gas or any of the Midla Subsidiaries, whether accrued, absolute, contingent or otherwise, resulting, directly or indirectly, from errors or omissions of Republic Gas or any of the Midla Subsidiaries occurring at any time during the Ownership Period and which relate to any of the matters covered by the representations and warranties of Cortez set forth under Article II of this Agreement; provided however, no liability shall arise under this provision to the extent any such error or omissions are disclosed on the Schedules provided under Article II;
      (iii)any material misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Cortez and the Republic Gas Owners under this Agreement or any material misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to Midcoast pursuant to the terms of this Agreement; and
 (iv)all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including reasonable third party attorney's fees and expenses of investigation) incident to any of the foregoing.
  (b)Midcoast agrees that it will indemnify Republic Gas Owners, and their subsidiaries and affiliates, after the Closing against:
  (i)any material misrepresentation, breach of warranty, or non-fulfillment of any agreement on the part of Midcoast under this Agreement or any material misrepresentation in or omission from a list, schedule, certificate or other instrument furnished or to be furnished to Republic Gas Owners pursuant to the terms of this Agreement; and
 (ii)all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including reasonable third party attorney fees and expenses of investigation) incident to any of the foregoing.
  4.9Liability Limitations
      (a)The Parties agree that any claims which are or could be covered by the terms of Section 4.1(a)(iii) shall be the sole responsibility and liability obligations of Cortez, and not RGC and Riverbend, and that Riverbend and RGC shall have no liability under this Agreement for such claims, and further that all claims and liability under this Agreement shall be solely borne by Cortez and subject to the liability limitations under this Section
4.2. Cortez (and no other Republic Gas Owner) shall only be liable under the indemnity obligations of Section 4.1(a) of this Agreement (the "Cortez Indemnity Obligations") to the extent the cumulative amount of the Losses (as hereinafter defined) exceeds two hundred thousand dollars ($200,000) (the "Threshold Amount"). Cortez liability for Cortez Indemnity Obligations shall not exceed, in the aggregate, two million five hundred thousand dollars ($2,500,000) and, except as hereinafter provided, its liability for any Cortez Indemnity Obligations shall terminate as to any matter that is not the subject of a written claim made within twenty-four (24) calendar months following the Closing; provided however, that such time limitation shall not apply to covenants or agreements required to be performed following Closing, nor shall it apply to any Cortez Indemnity Obligation under Section 4.1(a)(i). Furthermore, Cortez at its election may satisfy any Cortez Indemnity Obligations under Section 4.1 either by a cash payment or by delivery of Midcoast Common Stock, or any combination thereof; provided, however, any delivery of Midcoast Common Stock to satisfy an Cortez Indemnity Obligation under Section 4.1 shall be valued at its then current market value on the date transferred to Midcoast in satisfaction or partial satisfaction of any Cortez Indemnity Obligations. The term "Losses" means any and all liabilities, loss, cost, damage, or expense to Midcoast, Midcoast's subsidiaries and affiliates, and the Midla Subsidiaries, arising directly or indirectly under Section 4.1(a), including, without limitation, reasonable third party attorney's fees and expenses in connection with any action, claim or proceeding relating thereto, net of the overall tax effect of all such items. For example, an undisclosed liability which results in a tax deduction in a later period or periods shall be reduced by the tax benefit to Midcoast or any of its subsidiaries or affiliates, or Republic Gas or any of the Midla Subsidiaries of such deduction; a disallowed deduction for a period which will result in a tax deduction in the same or a greater amount in a prior period or periods not barred by the statute of limitations at the time of such disallowance or in a future period shall not be treated as a Loss. Midcoast and the Republic Gas Owners will exercise reasonable diligence in first defending against any such loss and also pursuing all practical legal and equitable remedies against third parties who may be obligated to reimburse or indemnify Midcoast, Midcoast's subsidiaries and affiliates and the Midla Subsidiaries for amounts which would otherwise be a Loss before seeking indemnity from the Republic Gas Owners, and the amount of any Loss shall take into account any claims paid by third parties including, but not limited to, claims paid by insurance companies; provided, however, that the claims paid by third parties shall be reduced by any costs and expenses (including reasonable attorneys' fees and expenses of investigation) paid by Midcoast or any of its subsidiaries or affiliates, in connection with the collection of such claims against these third parties.
 4.10Notices, etc.
Each Party entitled to indemnification hereunder (the "Indemnified Party") agrees that upon obtaining knowledge of facts indicating that it may have a basis for a claim, including receipt by it of notice of any demand, assertion, claim or proceeding by any third person (any such third person proceeding being referred to as an "Action") with respect to any matter as to which it may be entitled to indemnity hereunder, it will give prompt notice thereof in writing to the other Party (the "Indemnifying Party") together with a statement of such information respecting any of the foregoing as it shall then have; provided, however, the failure to give any such notice shall not affect the rights of the Indemnified Party to indemnification hereunder unless (i) the Indemnified Party has proceeded to contest, defend or settle the Action with respect to which it has failed to give prior notice to the Indemnifying Party or (ii) the Indemnifying Party is otherwise harmed or damaged by such failure.
 4.11Right to Contest and Defend
The Indemnifying Party shall be given the opportunity, at its cost and expense, to contest and defend by all appropriate legal proceedings any Action with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, however, that notice of the intention so to contest and defend shall be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) days following receipt of the notice provided for in Section 4.3 above. If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Action within such period then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith. The proceedings with respect to any such Action which the Indemnifying Party elects to contest and defend may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such proceedings shall be conducted by counsel employed by the Indemnifying Party, but the Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at its cost and expense. If the Indemnified Party joins in any such proceedings, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided that if the Indemnifying Party reserves its rights with respect to its indemnification obligations under this Agreement as to such proceedings, then the Indemnified Party shall have the full authority to determine all action to be taken with respect thereto. At any time after the commencement of defense of any Action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Action, provided the Indemnifying Party agrees in writing to be solely liable for all losses relating to such Action; whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen
(15) days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay in payment or consideration of such Action, provided the other party to the contested Action had offered in writing to accept such amount in payment or compromise of the Action as of the time the Indemnifying Party made its request therefor to the Indemnified Party.
 4.12Cooperation
If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Action which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Action, or any cross-complaint against any person; provided that the Indemnifying Party will reimburse the Indemnified Party for any reasonable third party expenses incurred by it in so cooperating at the request of the Indemnifying Party.
The Parties agree that they shall take reasonable steps to preserve and maintain such files and records of Republic Gas and the Midla Subsidiaries in their respective possessions or obtained as a result of consummation of the transactions contemplated hereby as may be reasonable, necessary or appropriate so as not to disadvantage the Indemnifying Party in contesting any Action.
 4.13Right to Participate
The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Parties expense, to be present at, and to participate in, conferences with all parties, asserting any Action against the Indemnified Party and conferences with representatives of or counsel for such persons.
Article V
REPRESENTATIONS AND WARRANTIES OF MIDCOAST.
Midcoast represents and warrants to the Republic Gas Owners, as of the date of this Agreement and as of the Closing Date, to the best of its knowledge and belief, after due inquiry, except with respect to Section 5.7 which shall not be qualified by the knowledge and belief of Midcoast, as follows:
  5.1Corporate Status
Midcoast is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, and has the requisite power and authority to carry on its business as now being conducted. Midcoast is legally qualified to do business as a foreign corporation in each of the jurisdictions where the nature of its properties and the conduct of its business requires such qualification, and is in good standing in each of the jurisdictions in which it is so qualified. There is no pending or, to the knowledge of Midcoast, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Midcoast or any of its subsidiaries.
  5.2Power and Authority
Midcoast has the power and authority to execute and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby. Midcoast has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. A vote and approval of the Midcoast shareholders is not required to approve the terms and conditions of this Agreement.
  5.3Enforceability
This Agreement has been duly executed and delivered by Midcoast and constitutes the legal, valid and binding obligation enforceable against Midcoast, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.
  5.4Midcoast Common Stock
Upon consummation of the transactions contemplated hereby and the issuance and delivery of certificates representing the Midcoast Common Stock and Warrants as provided in Section 1.2 to the Republic Gas Owners, the Midcoast Common Stock and Warrants as provided in Section 1.2 will be validly issued, fully paid, nonassessable shares or Warrants, as the case may be, free and clear of all liens, security interests, claims and other like encumbrances. Midcoast Common Stock representing the number of shares of Midcoast Common Stock into which the Warrants as issued pursuant to or as a condition to the Closing of this Agreement, have been authorized and reserved by Midcoast for issuance upon exercise of such Warrants, and when issued upon exercise of such Warrants, such Midcoast Common Stock will have been validly issued, fully paid, and nonassessable.
  5.5Capitalization
As of the date hereof, the authorized capital stock of Midcoast consists of 10,000,000 shares of Midcoast Common Stock. As of September 15, 1997, (i) 4,815,000 shares of Midcoast Common Stock were validly issued and outstanding, fully paid and nonassessable, and (ii) no shares of preferred stock were issued and outstanding. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of Midcoast and no such rights arise or become exercisable by virtue of or in connection with the transactions contemplated hereby. Except as set forth on Schedule 5.5 hereto, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Midcoast to issue or sell any shares of their capital stock (or securities convertible into or exchangeable for shares of their capital stock), and there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of Midcoast.
  5.6No Violation
The execution and delivery of this Agreement by Midcoast, the performance by Midcoast of its obligations hereunder and the consummation by Midcoast of the transactions contemplated by this Agreement will not (a) contravene any provision of the Articles of Incorporation or Bylaws of Midcoast, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award which is either applicable to, binding upon or enforceable against Midcoast, (c) conflict with, result in any breach of, or constitute a default (or an event which would with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any contract which is applicable to, binding upon or enforceable against Midcoast, (d) result in or require the creation or imposition of any lien upon or with respect to any of the property or assets of Midcoast, (e) give to any individual or entity a right or claim against Midcoast, which would materially affect Midcoast, or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other party, except (i) pursuant to the Securities and Exchange Act of 1934, as amended ("Exchange Act"), and the Securities Act of 1933, as amended ("Securities Act"), and applicable inclusion requirements of the American Stock Exchange ("AMEX"), (ii) filings required under the securities or blue sky laws of the various states, and (iii) filings required under the HSR Act.
  5.7Reports and Financial Statements
From January 1, 1997 until the date hereof, Midcoast has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the SEC, including, but not limited to any Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "Midcoast Reports") and has delivered all such reports to Republic Gas Owners. As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the Midcoast Reports complied in all respects with all the rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Midcoast included in the Midcoast Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied during the periods presented (except, as noted therein, or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal adjustments) the financial position of Midcoast and its consolidated subsidiaries as of the date thereof and the results of their operations and their cash flows for the period then ended. Since the date of the latest Midcoast Report, there has not occurred any material adverse change in its financial condition, business, properties or operations of Midcoast or its subsidiaries. Midcoast is listed on the AMEX and has complied with all listing and other AMEX requirements.
  5.8Material Misstatements or Omissions
No statement, representation, warranty or covenant made by Midcoast in this Agreement or in any exhibit or schedule to this Agreement, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein in the light necessary in order to make the statements herein or therein in the light of circumstances under which they were made, not misleading.
  5.9Due Diligence
Midcoast has conducted due diligence on Republic Gas and the Midla Subsidiaries to the extent that Midcoast considers appropriate. During such investigation, Republic Gas and the Midla Subsidiaries have provided to Midcoast all information and materials that Midcoast has requested. Midcoast has relied solely on its own independent investigation of Republic Gas and the Midla Subsidiaries and the representations and warranties set forth in Article II in determining to enter into this Agreement.
Article VI
COVENANTS OF MIDCOAST
  6.1Covenants Prior to Closing
Continuing from the date of this Agreement to the Closing, Midcoast covenants and agrees that:
  (a)it will permit the officers and authorized representatives of Republic Gas access to the premises and records of Midcoast and all its subsidiaries and will provide Republic Gas such additional information about the business and property of Midcoast and all its subsidiaries as Republic Gas may reasonably request;
  (b)it will exercise all powers necessary to cause it and all of its subsidiaries to:
  (1)carry on their business as it was previous to this Agreement;
  (2)introduce no new methods of management, operation, or accounting;
(3) maintain all property in as good condition as at the effective date of this Agreement, ordinary wear and tear excepted;
  (4)perform it's obligations under contracts;
  (5)maintain current insurance policies and comparable coverage; and
  (6)use reasonable efforts to preserve their organization, retain employees and maintain business relationships; and
  (c)neither it, nor any of its subsidiaries, will, without the prior, written consent of Republic Gas:
  (1)make any change in the articles of incorporation;
  (2)issue securities;
  (3)declare dividends or make payments to shareholders other than those consistent with past practices;
  (4)buy, redeem, or retire for value any Midcoast shares;
  (5)enter into contracts, make expenditures, or incur liabilities except in the ordinary course of business;
  (6)increase the compensation of, or award bonuses to, officers, employees, or agents;
  (7)mortgage, pledge, or otherwise encumber any property owned or acquired;
  (8)dispose of any property, except in the ordinary course of business; or
  (9)agree to merge or to consolidate with any other corporation. 6.2Nondisclosure of Confidential Information
Midcoast acknowledges that it will have access to certain confidential information of Republic Gas and the Midla Subsidiaries such as lists of customers and costs, that are valuable assets of its business. Midcoast agrees, on behalf of itself and its shareholders, directors, officers, employees and representatives, that they will not disclose this information to anyone except authorized representatives of Midcoast. In the event of a breach or threatened breach by Midcoast, its directors, officers, employees or representatives, of the provisions of this paragraph, Republic Gas shall be entitled to an injunction restraining such parties from disclosing the information, except to the extent any disclosure is required by applicable law or is otherwise available to the public. Republic Gas is not prohibited from pursuing any other available remedy for such breach or threatened breach.
  6.3HSR Act Filing
Midcoast shall promptly after the execution of this Agreement diligently seek the approval of the consummation of this Agreement by the Federal Trade Commission and the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, seek early termination of the applicable waiting period, and pay one-half (1/2) of the required filing fee.
  6.4Further Assurances
Midcoast shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.
  6.5Cooperation
Midcoast agrees to cooperate with the Republic Gas Owners in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement and to use reasonable best efforts to agree jointly with the Republic Gas Owners on a method to overcome any objections by any governmental authority to any such transactions.
  6.6Other Actions
Midcoast shall use its reasonable commercial efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions set forth in Article VII to be satisfied and to consummate and make effective the transactions contemplated herein, including, without limitation, using reasonable commercial efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any governmental authority as are necessary for the consummation of the transactions contemplated hereby and to cooperate and provide all relevant information requested by any of the parties which are the subject of proposals by Republic Gas or its affiliates as listed and described on Schedule 3.1(1), (2) and (4) hereto. Midcoast shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby.
  6.7Bank Fees
The Republic Gas Partners shall be responsible for all fees and expenses payable to Union Bank that are related to the discharge and extinguishment by Midcoast of the Union Bank indebtedness owed by Republic Gas, including but not limited to any prepayment penalty, costs associated with the early termination of the interest rate swap agreement and legal fees of counsel to Union Bank. Midcoast shall be responsible for all fees and expenses payable to its lending bank for funds utilized in the discharge and extinguishment of the Union Bank indebtedness by Midcoast, including but not limited to, origination fees and legal fees of counsel to its lenders.
  6.8Board Seats
Prior to or at Closing, Midcoast shall (i) increase the number of the members of the board of Directors of Midcoast to seven (7) members, and (ii) appoint Ted Collins and Jerry Langdon as interim directors to serve until the 1998 Midcoast shareholders meeting. Thereafter, subject to fiduciary obligations under applicable law, Midcoast shall use its best efforts to take all actions necessary to nominate, support the election of, and elect Ted Collins and Jerry Langdon as directors of Midcoast for a term or terms totaling two (2) years beginning from the 1998 Midcoast annual shareholders meeting. In the event that (a) the Republic Gas Owners and their affiliates outstanding stock ownership is less than 50% from that owned on the Closing Date, then the Board of Directors may ask for the resignation of one of the foregoing board members and such resignation shall be delivered by such board member, and (b) in the event Republic Gas Owners and their affiliates outstanding stock ownership drops another 25%, to 25% from that originally issued hereunder, then the board of directors may request and shall receive the resignation of the remaining board member as appointed and elected hereunder.
  6.9Union Bank Debt
At the Closing and subject to the fulfillment of the conditions to Closing by Republic Gas under Section 7.1 and the other terms of this Agreement, Midcoast shall either (i) pay-off and extinguish all of the indebtedness of Republic Gas and its affiliates to Union Bank, a Division of Union Bank of California, N.A. ("Union Bank") or, (ii) at the election of Midcoast, assume all obligations of such indebtedness to Union Bank. In either event, the Republic Gas Owners and their respective shareholders and affiliates shall be fully and completely released from all obligations pertaining to said indebtedness of Republic Gas to Union Bank, in form and substance reasonably satisfactory to the Republic Gas Owners, which such complete and full releases shall include, without limitation, releases of all obligations of the Republic Gas Owners and their affiliates under that certain (i) Contingent Equity Support Agreement, as amended, dated as of April 3, 1996 between Republic Gas, Republic Gas Owners and Union Bank, (ii) Second Contingent Equity Support Agreement, as amended, dated as of November 15, 1996, between Republic Gas, Republic Gas Owners and Union Bank, (iii) Guaranty dated March 6, 1997 by Ted Collins, Jr. and Herbert E. Ware, Jr. in favor of Union Bank, (iv) Limited Reducing Guaranty dated as of December 3, 1996 by Collins & Ware, Inc. in favor of Republic Gas, and (v) Debt Service Support Agreement, as amended, dated March 6, 1997 by Republic Gas, Republic Gas Owners and Union Bank.
Article VII
CONDITIONS PRECEDENT TO OBLIGATIONS
  7.1Conditions Precedent to Obligations of Midcoast
The obligations of Midcoast under this Agreement including, without limitation, with respect to the merger of Republic Gas and Midcoast, the issuance of shares and warrants, the payment of other consideration payable to the Republic Gas Owners under Article I of this Agreement and the payoff or assumption of indebtedness under Section 6.9 of this Agreement, is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
  (a)Representations and Warranties. All of the representations and warranties of Cortez contained in this Agreement shall be true and correct in all material respects when and as made and as of the Closing Date as if made on such date, except (a) for changes specifically permitted by this Agreement, and (b) such representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.
  (b)Covenants. The Republic Gas Owners shall have complied with and performed in all material respects all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
  (c)Legal Opinion.  Midcoast shall have been furnished with an opinion of the counsel for Republic Gas and the Republic Gas Owners, dated the Closing Date, in the form of Exhibit D attached hereto.
  (d)No Litigation. There shall not have been instituted by any creditor of Republic Gas or the Midla Subsidiaries or other third party any suit or proceeding seeking to restrain or invalidate this transaction which would involve expense or lapse of time that would be materially adverse to the interest of Midcoast.
  (e)Material Adverse Change. There shall not be any Material Adverse Change to Republic Gas and/or the Midla Subsidiaries, individually or collectively. The term "Material Adverse Change," as used in this Section 7.1(e) means a change or changes in the condition (financial or otherwise), properties, assets, liabilities (accrued, absolute, contingent or otherwise), rights, obligations, operations, or business of Republic Gas and/or the Midla Subsidiaries from that represented by the consolidated financial statements attached hereto as Schedule 2.8 and the representations and warranties of Cortez to Midcoast under Article II of this Agreement, which change or changes result in losses, damages and/or expenses to Republic Gas and/or the Midla Subsidiaries in the amount of five hundred thousand dollars ($500,000) or more. For purposes of the foregoing definition, (i) the representations and warranties of Cortez under Article II of this Agreement shall be deemed to have been made by Cortez without any qualifications or other limitations (except as to any time limitations), (ii) any change in the working capital of Republic Gas and the Midla Subsidiaries as to which an adjustment is to be made to the Preliminary Cash Consideration pursuant to Section 1.3 shall not be used in the determination of whether a Material Adverse Change has occurred, and (iii) any change resulting from Item 6, Schedule 3.1.
  (f)Certificates.  At the Closing, Republic Gas shall have furnished to
Midcoast: (1) a certificate dated the Closing Date signed by the President of Republic Gas and the Republic Gas Owners certifying as to representations, warranties and conditions contained in Section 7.1(a) and (b); (2) separate certificates from each of the specified officers provided in Schedule 7.1(f) of the Midla Subsidiaries certifying as to those representations and warranties set forth in Article II which are within their respective area or areas of responsibility; (3) Certificates of Good Standing of Republic Gas and each of Midla Subsidiaries, issued by the Secretary of State where organized and the Secretary of State of each state where permitted to conduct business, stating that such entity is duly organized or duly permitted to do business, as applicable, and is in good standing as of the date of the Certificate; and
(4) Certificates of Good Standing of Republic Gas and each of the Midla Subsidiaries, issued by the state comptroller or department of revenue of the state where organized, and each state where permitted to conduct business, stating that all taxes have been paid by such entity (through a recent date) and that it is in good standing.
  (g)Regulatory Approvals. All regulatory approvals shall have been obtained and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or otherwise been terminated by the Parties.
  (h)Resignations. Midcoast shall have received the resignations of the directors, officers and managers of Republic Gas Partners, LLC, and the Midla Subsidiaries listed on Schedule 7.1(h).
  (i)Non Compete Agreements. Midcoast shall have received the non-compete agreement from Ted Collins, Jerry Langdon and Jim Wright, in the form attached hereto as Exhibits E, F, and G, for such individuals respectively.
  (j)Letter from Ted Collins.  Midcoast shall have received from Ted Collins a guaranty in the form attached hereto as Exhibit H, duly executed by him.
  7.2Conditions Precedent to Obligations of Republic Gas Owners
The obligations of Republic Gas and Republic Gas Owners under this Agreement with respect to the merger of Republic Gas and Midcoast shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
  (a)Representations and Warranties. All of the representations and warranties by Midcoast contained in this Agreement shall be true and correct in all material respects when and as made and as of the Closing Date as if made on such date, except (a) for changes specifically permitted by this Agreement, and (b) such representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.
  (b)Covenants. Midcoast shall have complied with and performed in all material respects all of the agreements, payments, assumptions, covenants and conditions required by this Agreement to be performed and complied with by it on or prior to the Closing Date.
  (c)Legal Opinion. Republic Gas Owners shall have been furnished with an opinion of Midcoast's counsel, dated the Closing Date, in the form of Exhibit I attached hereto.
  (d)No Litigation. There shall not have been instituted by any creditor of Midcoast any suit or proceeding to restrain or invalidate this transaction which would involve expense or lapse of time that would be materially adverse to the interest of Republic Gas Owners. In addition, there shall not have been instituted by any third party any suit or proceeding to restrain or invalidate this transaction which would involve expense or lapse of time that would be materially adverse to the interest of Republic Gas Owners.
  (e)Certificates. At the Closing, Midcoast shall have furnished to the Republic Gas Owners, (1) a certificate dated the Closing Date signed by the President of Midcoast, certifying as to the satisfaction of the representations and warranties and conditions set forth in Section 7.2(a) and
(b) and that all covenants and conditions required by this Agreement have been performed or satisfied by Midcoast on or prior to Closing and (2) Certificate of Existence and Good Standing issued by the Secretary of State of Nevada, stating that Midcoast is duly incorporated, and is in good standing as of the date of the certificate.
  (f)Regulatory Approvals. All regulatory approvals shall have been obtained and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended, shall have expired or otherwise been terminated by the Parties.
  (g)Financial. Midcoast shall have satisfied the requirements of Section
6.9.
  (h)Aggregate Consideration. At the Closing, Midcoast shall have (a) issued all of the Midcoast Common Stock and Warrants provided under Section 1.2, and shall have delivered to the Republic Gas Owners certificates representing the Midcoast Common Stock and Warrants issued to them hereunder and as described in Section 1.2, (b) paid the cash portion of the consideration as provided under Section 1.2. and (c) satisfied all other conditions of Section 1.2.
  (i)Registration Rights Agreement. Midcoast shall have executed and delivered to the Republic Gas Owners, the Registration Rights Agreement in the form attached hereto as Exhibit J.
  (j)No Material Adverse Change. There shall not be any Material Adverse Change to Midcoast. The term "Material Adverse Change," as used in this
Section 7.2(j) means a change or changes in the condition (financial or otherwise), properties, assets, liabilities, (accrued, absolute, contingent or otherwise), rights, obligations, operations, or business of Midcoast from that represented by the representations and warranties of Midcoast under Article V of this Agreement, which change or changes result in losses, damages and/or expenses to Midcoast in the collective amount of five hundred thousand dollars ($500,000) or more. For purposes of the foregoing definition, (i) the representations and warranties of Midcoast under Article V of this Agreement shall be deemed to have been made by Midcoast without any qualification or other limitation (except as to any time limitations) and (ii) changes in the market value of the Midcoast Common Stock and Warrants shall not be used in the determination of whether a Material Adverse change has occurred.
Article VIII
CLOSING AND TERMINATION
  8.3Closing
The closing ("Closing") shall be held at the offices of Midcoast, 1100 Louisiana, Suite 2950, Houston, Texas 77002 at 10:00 a.m. local time on the earlier of November 14, 1997, or on or before three (3) business days after all of the conditions to Closing as set forth in Section 7 herein have been satisfied or waived, but in no event no earlier than October 8, 1997, or on such other date and/or at such other place as the Parties may otherwise mutually agree (the "Closing Date").
  8.4Termination
  (a)Termination by Midcoast. If on November 14, 1997, any of the conditions precedent to the obligation of Midcoast to close set forth under Section 7.1 of this Agreement have not been satisfied by Republic Gas Owners or waived in writing by Midcoast, then Midcoast may, at such time or at any time thereafter prior to the fulfillment of all such conditions precedent, terminate this Agreement, provided that Midcoast is not then in breach of any provision of this Agreement.
  (b)Termination by the Republic Gas Owners. If on November 14, 1997, any of the conditions precedent to the obligation of Republic Gas Owners to close set forth under Section 7.2 of this Agreement have not been satisfied by Midcoast or waived in writing by the Republic Gas Owners, then the Republic Gas Owners may, at such time or at any time thereafter prior to the fulfillment of all such conditions precedent, terminate this Agreement, provided that the Republic Gas Owners are not then in breach of any provision of this Agreement.
  (c)Mutual Termination. Midcoast and the Republic Gas Owners may mutually terminate this Agreement by an instrument in writing signed by them at any time prior to Closing.
  (d)Effect of Termination. In the event of termination of this Agreement pursuant to this Section 8, this Agreement shall forthwith become void and of no further force and effect, and the Parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
Article IX
PUBLIC ANNOUNCEMENTS
  9.1Press Releases
The Parties shall issue a joint press release or, at the election of the Parties, separate press releases mutually acceptable to the Parties, announcing the execution and delivery of this Agreement and the closing of the transaction contemplated hereby; provided however, after the execution of this Agreement and prior to the issuance of a press release regarding the execution of this Agreement, the Parties agree that the Republic Gas Owners shall either meet with or contact representatives of the parties which are the subject of proposals as described under Schedule 3.1(1), (2) and (4). The Republic Gas Owners agree to meet or contact with such representatives as soon as possible following the execution of this Agreement. Each Party shall have a reasonable opportunity to review, comment on and approve any press release. Except for any such mutually agreed press releases, the Parties shall not issue or make any press release or make any public statement prior to or in connection with the Closing (the "Public Announcements") with respect to this Agreement or the transactions contemplated hereby without the other Party's prior written consent, except as may be required by law in the opinion of such Party's counsel. In the event the foregoing exception regarding press releases required by applicable law is applicable, no Public Announcement will be made without written notice and a copy of the proposed Public Announcements being provided to the other parties to this Agreement no less than three (3) business days prior to the issuance of such Public Announcements.
Article X
MEDIATION AND ARBITRATION
The Parties acknowledge and agree that any dispute, controversy or claim of any kind or nature which may arise between the Parties including any dispute, controversy or claim of any kind or nature which may arise between the Parties with respect to this Agreement or the transactions contemplated hereby (including any dispute, controversy or claim relating to the validity of this dispute resolution clause) shall be settled by alternative dispute resolution if said dispute cannot be settled through negotiation between the Parties.
The Parties agree first to try in good faith to settle each dispute by mediation in Houston, Harris County, Texas, under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. The mediation shall be conducted by a professional mediator who is a licensed attorney in the state of Texas, who is mutually agreeable to the Parties, and who is not affiliated, directly or indirectly, with any of the Parties. If the Parties are unable to agree on an mediator, then the mediator shall be selected by the American Arbitration Association. If mediation is unsuccessful at resolving the dispute between the Parties, the dispute shall be finally settled by binding arbitration as provided below.
The Parties acknowledge and agree that this Agreement and the performance of the transactions contemplated hereby evidence transactions which involve a substantial nexus with interstate commerce. Accordingly, any dispute, controversy or claim of any kind or nature which may arise between the Parties including any dispute, controversy or claim of any kind or nature which may arise between the Parties with respect to this Agreement or the transactions contemplated hereby (including any dispute, controversy or claim relating to the validity of this arbitration clause), shall in the event a resolution is not reached under the preceding paragraph, be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration proceedings shall be held in Houston, Texas, and shall be heard by an arbitrator mutually agreeable to the Parties and, to the extent practicable, who is knowledgeable and experienced in the type of matter that is the subject of the dispute. If the Parties are unable to agree on an arbitrator, then the arbitrator shall be selected by the American Arbitration Association. The Parties understand and agree that the decision of the arbitrator shall be final and binding upon both of them, and that the arbitrator shall have all powers provided by law, and may award any legal or equitable relief, including, without limitation, money damages, declaratory relief and injunctive relief. The arbitrator shall charge all fees and expenses of the arbitration equally to the Parties, except that each Party shall bear and pay all of its own attorneys' fees, accountants' fees, expert witness fees and other fees and costs incurred by it in connection with its preparation for and participation in the arbitration.
Article XI
PROHIBITED ACTIVITIES OF REPUBLIC GAS OWNERS
Midcoast recognizes and acknowledges that Ted Collins ("Collins") and Jerry Langdon ("Langdon") and their respective affiliates currently own or may have investment or business interests that are engaged in the same general activities as Midcoast and its affiliates. Moreover, pursuant to Section 6.8, Midcoast has agreed to appoint and nominate Collins and Langdon to the Board of Directors of Midcoast. It is contemplated that Collins and Langdon will serve as Directors to Midcoast for some period of time following the Closing Date. Midcoast agrees that during the pendency of such service as a director, the director's fiduciary duties are sufficient to adequately protect the interests of Midcoast and its shareholders. Further, Midcoast agrees that the agreements provided pursuant to Section 7.1(i) with respect to Langdon, Collins and Jimmy Wright shall suffice to protect the interests of Midcoast.
Article XII
GENERAL
 12.1Additional Documents
The Parties to this Agreement shall cause to be delivered on the Closing Date, or at such other times and places as shall be agreed upon, such additional documents as a Party may reasonably require for the purpose of carrying out this Agreement. The Parties shall exert best efforts in coordinating such requests, and shall direct officers, directors, employees and representatives to furnish information, evidence, testimony, and other assistance in connection with resolution of any disputes arising from this Agreement.
 12.2Assignment
This Agreement and the rights accorded the Parties pursuant to it may not be assigned, except by operation of law. Midcoast shall have the right subsequent to the merger to transfer ownership of the shares of the Midla Subsidiaries to a wholly-owned subsidiary of Midcoast.
 12.3Entire Agreement
This Agreement, including its schedules and exhibits, is the entire Agreement of the Parties. All prior agreements and understandings are superseded by it and are not to be considered in interpreting it. This Agreement may be amended only by a writing executed by all Parties. Oral modification is expressly disallowed.
 12.4Counterparts
This Agreement may be executed simultaneously in two or more counterparts, each of which shall be considered an original, and each constituting part of the same Agreement. It shall not be necessary for each counterpart to be executed separately by all Parties, so long as at least one counterpart is executed by each Party.
 12.5Fees
Notwithstanding whether the transactions contemplated by this Agreement occur:
(1) Midcoast will pay the fees and other expenses of Midcoast and its agents and other representatives incurred in connection with its performance or attempted performance of this Agreement and any amendments, including, but not limited to, those of its investment bankers, attorneys and accountants; and
(2) Republic Gas will pay the fees and other expenses of Republic Gas and the Republic Gas Owners (the "Republic Gas Fees") incurred in connection with their performance or attempted performance of this Agreement, including, but not limited to, those of its investment bankers, attorneys and accountants retained by any of them. Provided, however, if Closing occurs, and the Working Capital on the Determination Date after the adjustments made pursuant to Section 1.3 and 1.4 (inclusive of adjustments for the Republic Gas Fees) exceeds the amount of the Preliminary Cash Consideration, the Republic Gas Owners shall pay the amount of the excess, not to exceed the total amount of the Republic Gas Fees.
 12.6Notices
Any notice or communication required or permitted by this Agreement shall be sufficiently given if sent by first class mail, postage prepaid, guaranteed overnight delivery or facsimile transmission if such transmission is confirmed, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):
 IF TO REPUBLIC GAS OWNERS:Cortez National Gas Company
508 West Wall Street, Suite 1200
Midland, Texas  79701
Attn:  Ted Collins, Jr.
Fax: (915) 686-0302

Republic Gas Corp.
11701 Monica Lane
Houston, Texas  77024
Attn:  Jerry Langdon
Fax: (713) 785-3493

Riverbend Gas Company
1507 Riverbend Crossing
Sugarland, Texas  77478
Attn:  Jimmy D. Wright


    With a copy to:Rick L. Burdick, P.C.
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
1900 Pennzoil Place - South Tower
711 Louisiana
Houston, Texas 77002
Fax: (713) 236-0822

    IF TO MIDCOAST:Midcoast Energy Resources, Inc.
1100 Louisiana, Suite 2950
Houston, Texas 77002
Attn: Dan C. Tutcher,
President
Fax: (713) 650-3232

    With a copy to:Ronald L. Chachere, Esq.
Suite 970
Mercantile Tower MT 115
Corpus Christi, Texas 78477
Fax: (512) 883-2357

 12.7Durability of Representations and Warranties
All representations and warranties in this Agreement shall survive the Closing, any investigation of the Parties and execution of documents contemplated by this Agreement for a period of two (2) years from the Closing Date and no claims based on such representations and warranties shall be made after such time. The Parties executing and carrying out the terms of this Agreement are relying on the terms contained in this Agreement and any writing delivered pursuant to the provisions of this Agreement.
 12.8Law
This Agreement shall be construed in accordance with the laws of the state of Texas, without regard to any conflict-of-laws provision thereof that would otherwise require the application of the law of any other jurisdiction.
 12.9Waiver
No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among the any of the Parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereon. No waiver of any right, power or privilege hereunder shall be enforceable unless in writing and executed by the Party against whom such enforcement is sought. The waiver by any Party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.
12.10Including
Wherever terms such as "include" or "including" are used in this Agreement, they shall mean include or including without limiting the generality of any description or word preceding such term.
12.11Gender
Throughout this Agreement, wherever the context so permits, the masculine gender shall be deemed to include the feminine gender and vice versa, and both shall be deemed to include the neuter and vice-versa, and the singular shall be deemed to include the plural and vice-versa.
12.12Captions
The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.
12.13Severability
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.
12.14No Third Party Beneficiary
Except as otherwise provided in this Agreement, this Agreement does not confer upon any person not a party hereto any rights or remedies hereunder. 12.15Definitions
     As used in this Agreement, "affiliates" shall have the meaning ascribed to in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.
12.16No Consequential Damages
No Party shall be liable to the other Party for any consequential or punitive damages for any breach of this Agreement or in connection with the transactions contemplated hereby.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY DELETED.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date written above.
REPUBLIC GAS PARTNERS, L.L.C.

By:_________________________________
Its _________________________________


CORTEZ NATURAL GAS, INC.

By:_________________________________
Its President


REPUBLIC GAS CORP.

By:_________________________________
Its President


RIVERBEND GAS COMPANY

By:___________________________
Its President

MIDCOAST ENERGY RESOURCES, INC.

By:___________________________
   Dan C. Tutcher,
   Its President